                            SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                           (AMENDMENT NO.          )

Filed by the Registrant /X/
Filed by a party other than the Registrant / /

Check the appropriate box:
/ / Preliminary Proxy Statement
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                              LIZ CLAIBORNE, INC.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                              LIZ CLAIBORNE, INC.
- --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):
     /X/ $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or
         14a-6(j)(2).
     / / $500 per each party to the controversy pursuant to Exchange Act Rule
         14a-6(i)(3).
     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

       (1) Title of each class of securities to which transaction applies:

- --------------------------------------------------------------------------------
       (2) Aggregate number of securities to which transactions applies:

- --------------------------------------------------------------------------------
       (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:/1

- --------------------------------------------------------------------------------
       (4) Proposed maximum aggregate value of transaction:

- --------------------------------------------------------------------------------
     / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount Previously Paid:

- -------------------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

- -------------------------------------------------------------------------------
- ---------------
  /1 Set forth the amount on which the filing fee is calculated and state how it was determined.

                                     [LOGO]

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of
  LIZ CLAIBORNE, INC.

     The annual meeting of stockholders of Liz Claiborne, Inc., a Delaware corporation (the "Company"), will be held at the offices of The Chase Manhattan Bank, N.A., at 1211 Avenue of the Americas, 36th Floor, New York, New York, on Thursday, May 12, 1994 at 3:30 P.M., prevailing local time, for the following purposes:

          1. To elect three directors to serve until the 1997 annual meeting of stockholders and one director to serve until the 1996 annual meeting of stockholders, in each case until their respective successors are duly elected and qualified;

          2. To approve the Company's sec.162(m) Cash Bonus Plan;

          3. To ratify the appointment of Arthur Andersen & Co. as independent public accountants of the Company for the 1994 fiscal year ; and

          4. To transact such other business as may be properly brought before the meeting and any adjournments thereof.

     Only stockholders of record at the close of business on March 15, 1994 are entitled to notice of and to vote at the annual meeting and any adjournments thereof.

     Your attention is called to the Proxy Statement on the following pages. We hope that you will attend the meeting in person. Your Board of Directors and management look forward to greeting those stockholders able to attend. WHETHER OR NOT YOU PLAN TO ATTEND, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE.

                                          By Order of the Board of Directors,

                                                [SIGNATURE]

                                            KENNETH P. KOPELMAN,
                                                 Secretary

New York, New York
March 25, 1994
     YOUR VOTE IS IMPORTANT. PLEASE SIGN, DATE AND RETURN YOUR
     PROXY CARD WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING.

                                     [LOGO]

                              LIZ CLAIBORNE, INC.
                                 1441 BROADWAY
                            NEW YORK, NEW YORK 10018

                            ------------------------

                                PROXY STATEMENT

     This Proxy Statement and enclosed form of proxy are being furnished commencing on or about March 25, 1994 in connection with the solicitation by the Board of Directors of Liz Claiborne, Inc. (the "Company") of proxies in the enclosed form for use at the annual meeting of stockholders to be held on May 12, 1994, and any adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. Any proxy given pursuant to such solicitation and received in time for the meeting will be voted as specified in such proxy. If no instructions are given, proxies will be voted FOR the election of the nominees named below under the caption "Election of Directors--Nominees for Election", FOR the approval of the Company's sec.162(m) Cash Bonus Plan, FOR the ratification of the appointment of Arthur Andersen & Co. as independent public accountants of the Company for the 1994 fiscal year, and in the discretion of the proxies named on the proxy card with respect to any other matters properly brought before the meeting and any adjournments thereof. Any proxy may be revoked by written notice received by the Secretary of the Company at any time prior to the voting thereof.

     Only stockholders of record at the close of business on March 15, 1994 are entitled to notice of and to vote at the annual meeting and any adjournments thereof. As of the close of business on March 15, 1994, there were 78,850,894 shares of the Company's Common Stock, par value $1.00 per share (the "Common Stock"), outstanding. Each share of Common Stock entitles the record holder thereof to one vote on all matters properly brought before the meeting and any adjournments thereof. Directors are elected by a plurality of the eligible votes present in person or by proxy at the annual meeting. The vote of the holders of a majority of the issued and outstanding shares of Common Stock present in person or by proxy and voting thereon is necessary to approve the sec.162(m) Cash Bonus Plan.

     If a stockholder participates in the Company's Dividend Reinvestment Plan, the proxy to vote shares represents the number of shares held in custody for the stockholder pursuant to the Plan as well as shares registered in the stockholder's own name. Accordingly, First Chicago Trust Company of New York, as Agent for the Dividend Reinvestment Plan, will cause shares held for the account of stockholders participating in the Plan to be voted in the same way as the stockholder votes shares registered in his or her own name. If the stockholder does not give a proxy, such shares will not be voted. The Company will mail a proxy and this Proxy Statement to all persons who, according to the records of the Company's Transfer Agent, hold shares of Common Stock beneficially in the Plan but do not own any other shares of Common Stock.

                       PROPOSAL 1--ELECTION OF DIRECTORS

NOMINEES FOR ELECTION

     The members of the Company's Board of Directors are divided into three classes with the term of office of one class expiring each year. In order to keep the classes as equal in number as possible in accordance with the Company's Certificate of Incorporation, at the upcoming annual meeting, three Directors will be elected to serve a three-year term (until the third succeeding annual meeting, in 1997) and one Director will be elected to serve a two-year term (until the second succeeding annual meeting, in 1996), in each case until their respective successors are duly elected and qualified. Unless authority to vote for the election of Directors is withheld, the enclosed proxy will be voted FOR the election of the nominees named below. While management has no reason to believe that the nominees will not be available as candidates, should such a situation arise, proxies may be voted for the election of such other persons as the holders of the proxies may, in their discretion, determine.

     Harvey L. Falk, Ann M. Fudge, J. James Gordon and Louis Lowenstein, each of whom is presently a Director of the Company, have been nominated by the Board of Directors for re-election to the Board, to serve in the case of Mr. Falk, Ms. Fudge and Mr. Gordon, until the third succeeding annual meeting, in 1997, and in the case of Mr. Lowenstein, until the second succeeding annual meeting, in 1996, in each case until their respective successors are duly elected and qualified.

INFORMATION CONCERNING THE DIRECTORS

     Background information with respect to the nominees for election and the five Directors whose terms of office will continue after the upcoming annual meeting appears below. See "Security Ownership of Management" for information regarding such persons' holdings of Common Stock.

NOMINEES TO SERVE UNTIL 1997:

     HARVEY L. FALK--Mr. Falk, 59, a certified public accountant, joined the Company in 1982 as Senior Vice President--Finance (Chief Financial and Accounting Officer), and has served as a Director of the Company since 1983. Mr. Falk was elected Executive Vice President--Finance in 1985 and became Executive Vice President--Operations and Corporate Planning in 1987. In 1989, Mr. Falk became Vice Chairman of the Board and President.

     ANN M. FUDGE--Ms. Fudge, 42, became a Director of the Company in March 1993. Since 1991, Ms. Fudge has served as Executive Vice President of General Foods USA, and in January 1994, she became President of Maxwell House Coffee Company. From 1986 to 1993, Ms. Fudge held a variety of executive positions at General Foods USA, including General Manager of the Dinners and Enhancers Division, and Vice President, Marketing. Ms. Fudge also serves on the board of directors of AlliedSignal, Inc.

     J. JAMES GORDON--Mr. Gordon, 63, has served as a Director of the Company since 1977. Since 1984, Mr. Gordon has been President of Gordon Textiles International, Ltd., a consultant and distributor/importer of apparel fabrics.

NOMINEE TO SERVE UNTIL 1996:

     LOUIS LOWENSTEIN--Mr. Lowenstein, 68, was elected a Director of the Company in 1989. For more than ten years, he has been a professor of finance and law at Columbia University, where he is the Simon H. Rifkind Professor of Finance and Law and the Director of the Columbia Institutional Investor Project.

DIRECTORS WHOSE TERMS EXPIRE IN 1996:

     JEROME A. CHAZEN--Mr. Chazen, 67, has served in various senior executive positions and as a Director of the Company since 1977. In 1985, he was elected Co-Chairman of the Board of the Company, and became Vice Chairman of the Board in 1987. In 1989, Mr. Chazen became Chairman of the Board. Mr. Chazen also serves on the board of directors of Taubman Centers, Inc., an owner and operator of regional shopping centers.

     KAY KOPLOVITZ--Ms. Koplovitz, 48, was elected a Director of the Company in July 1992. Since 1980, Ms. Koplovitz has served as Founder, President and Chief Executive Officer of USA Networks, a cable television network. Ms. Koplovitz also serves on the board of directors of General Re Corporation, a diversified reinsurance company.

DIRECTORS WHOSE TERMS EXPIRE IN 1995:

     LEE ABRAHAM--Mr. Abraham, 66, was elected a Director of the Company in January 1993. Mr. Abraham served as Chairman and Chief Executive Officer of Associated Merchandising Corporation, a retail merchandising and sourcing organization, from 1977 until his retirement in January 1993. Mr. Abraham also serves on the board of directors of Galey & Lord, Inc., a manufacturer of woven fabrics, R. G. Barry Corp., a manufacturer of slippers, Smith Barney Shearson Income Funds, and Smith Barney Shearson Equity Funds.

     LEONARD BOXER--Mr. Boxer, 72, who served in various senior executive positions and as a Director of the Company since its incorporation in 1976, retired from his position as Executive Vice President-- Production of the Company in 1985. He presently is a consultant in the apparel industry.

     SHERWIN KAMIN--Mr. Kamin, 67, has served as a Director of the Company since 1983. He is currently of counsel to the New York City law firm of Kramer, Levin, Naftalis, Nessen, Kamin & Frankel, corporate counsel to the Company, where he served as a partner for more than 25 years.

MEETINGS, COMMITTEES AND COMPENSATION OF THE BOARD

     The Board of Directors of the Company met nine times during the 1993 fiscal year. During such year, each Director attended more than 75% of meetings held by the Board of Directors and the committees on which he or she served. The Company's Board of Directors also acts from time to time by unanimous written consent in lieu of meetings.

     The Board of Directors has three standing committees, all of which are composed solely of non-management Directors of the Company: the Audit Committee, the Compensation Committee and the Nominating Committee.

     Audit Committee. This Committee recommends to the Board the independent public accountants to be engaged, reviews the audit plan and results of the auditing engagement with such accountants, reviews the independence and fees of, and approves non-audit services provided by, such accountants, and reviews with the accountants the overall internal accounting controls and other matters; it also meets with representatives of the Company's internal audit staff. The Committee, whose present members are Lee Abraham, Leonard Boxer, Ann M. Fudge,
J. James Gordon, Sherwin Kamin and Kay Koplovitz, held two meetings during the 1993 fiscal year.

     Compensation Committee. This Committee determines the compensation of the Company's management Directors, approves the compensation policies and parameters applicable to the other executive officers and reviews and acts on salary increases and bonuses for these officers, and makes all award decisions regarding equity-based compensation to executive officers. The Committee, whose present members are J. James Gordon, Kay Koplovitz and Louis Lowenstein, held two meetings during the 1993 fiscal year.

     Nominating Committee. This Committee makes recommendations with respect to the nomination by the Board of qualified candidates to serve as Directors of the Company. Any shareholder wishing to recommend a candidate for the Committee's consideration should communicate in writing with the Company's Secretary, 1441 Broadway, New York, New York 10018. The Company's Certificate of Incorporation contains timing and other requirements relating to stockholder nominations. The Committee, whose present members are Lee Abraham, Ann M. Fudge, J. James Gordon and Sherwin Kamin, did not hold any meetings during the 1993 fiscal year.

     The Company currently pays its non-management Directors an annual fee of $25,000, $10,000 of which is paid in shares of Common Stock as described below, plus $750 for each Board meeting and committee meeting attended (except as provided below). Directors are reimbursed for out-of-pocket travel expenses incurred in connection with attendance at Board and committee meetings. Directors who are employees of the Company receive no fees or compensation for their services as Directors. Under the Outside Directors' 1991 Stock Ownership Plan (the "1991 Plan"), each non-management Director receives an annual award of shares of Common Stock having a value of $10,000. Pursuant to the 1991 Plan, awards of 441 shares were made to each of Lee Abraham, Leonard Boxer, Ann M. Fudge, J. James Gordon, Sherwin Kamin, Kay Koplovitz and Louis Lowenstein on January 1, 1994. All shares awarded under the 1991 Plan are nontransferable for a period of three years following the applicable award date, subject to exceptions in the case of death or retirement from the Board. In July 1993, the Board of Directors established an ad hoc committee, consisting of Lee Abraham, Ann M. Fudge and J. James Gordon, to assist in addressing certain strategic issues for the Company, including long-term planning, and management structure and development. In 1993, each ad hoc committee member received $30,000, or $15,000 per quarter, in connection with their ad hoc committee work. In February 1994, the Company engaged Mr. Abraham to serve as a consultant to the Company with respect to a variety of special projects. This arrangement currently calls for the payment of $45,000 for 15 days of consulting services.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth information concerning the compensation for services in all capacities for the fiscal years ended December 25, 1993, December 26, 1992 and December 28, 1991 of those persons who were, at December 25, 1993, the chief executive officer and the other four most highly compensated executive officers of the Company (the "Five Named Officers").

                                                              LONG TERM COMPENSATION
                                                       -------------------------------------
                                                                 AWARDS
                                                       --------------------------
                                                                      SECURITIES     PAYOUTS
                             ANNUAL COMPENSATION(1)     RESTRICTED    UNDERLYING     -------
    NAME AND PRINCIPAL     ---------------------------    STOCK        OPTIONS/       LTIP       ALL OTHER
         POSITION          YEAR    SALARY    BONUS(2)     AWARDS       SARS(#)       PAYOUTS  COMPENSATION(3)
- -------------------------- ----   ---------  --------- ------------  ------------    -------  ---------------
Jerome A. Chazen.......... 1993    $574,100   $    -0-       --              --          --      $629,961(4)
Chairman of the Board      1992    $549,300   $550,000       --              --          --      $ 49,526
                           1991    $523,000   $662,000       --              --          --      $ 42,463
- -------------------------------------------------------------------------------------------------------------
Harvey L. Falk............ 1993    $574,100   $275,000       --          25,000(6)       --      $197,379(5)
Vice Chairman of the Board 1992    $549,300   $550,000       --         525,000          --      $ 35,256
and President              1991    $523,000   $662,000       --           7,225          --      $ 32,576
- -------------------------------------------------------------------------------------------------------------
Jack Listanowsky.......... 1993    $347,200   $155,000       --          25,000(6)       --      $ 71,260(5)
Executive Vice President-- 1992    $330,600   $165,700       --          54,475          --      $ 22,472
Manufacturing and          1991    $309,000   $188,000       --           4,475          --      $ 18,727
Operations
- -------------------------------------------------------------------------------------------------------------
Hank Sinkel............... 1993    $360,200   $ 90,000       --          15,000(6)       --      $ 75,111(5)
Senior Vice President --   1992    $338,000   $220,900       --          59,600          --      $ 20,283
President, Corporate       1991    $306,000   $216,000       --           4,300          --      $ 19,514
Sales Group-U.S.
- -------------------------------------------------------------------------------------------------------------
Samuel M. Miller.......... 1993    $295,000   $120,000       --          10,000(6)       --      $ 46,851(5)
Senior Vice President--    1992    $283,000   $101,400       --          53,800          --      $ 21,261
Finance and Chief          1991    $264,000   $125,000       --           3,800          --      $ 20,331
  Financial Officer

- ---------------
(1) The Company has concluded that the aggregate amount of perquisites and other personal benefits paid to each of the Five Named Officers for the 1993 fiscal year did not exceed the lesser of 10% of such officer's total annual salary and bonus for 1993 or $50,000; such amounts are not included in the table.

(2) A description of the Company's bonus arrangements is contained under the caption "Board Compensation Committee Report on Executive Compensation" below ("Compensation Committee Report").

(3) For fiscal 1993 includes for each of the Five Named Officers (a) $14,150 contributed under the Company's Profit-Sharing Retirement Plan, except that in the case of Mr. Sinkel, the amount of the contribution was $10,882; (b) $4,497 contributed as matching contributions under the Company's Savings Plan; (c) the full amount of all premiums paid by the Company for universal life insurance coverage under the Company's supplemental life insurance plan under which each participant owns any cash surrender value under the policy, providing coverage equal to two times annual base salary, as follows: Mr. Chazen $20,878; Mr. Falk $11,506; Mr. Listanowsky $2,559; Mr. Sinkel $2,625; and Mr. Miller $6,040; and (d) amounts accrued under an unfunded Supplemental Executive Retirement Plan ("SERP") with respect to services rendered for the 1993 fiscal year, as follows: Mr. Chazen $30,154; Mr. Falk $30,154; Mr. Listanowsky $10,861; Mr. Sinkel $15,240; and Mr. Miller $6,430.
    A description of the SERP is contained in the Compensation Committee Report.

(4) Includes (a) an accrual of $375,000 under an unfunded deferred compensation arrangement ("UDCA") established in October 1992; (b) an accrual of $172,782 as a one-time "catch-up" benefit credited to Mr. Chazen's SERP account; and
    (c) $12,500 of premiums paid by the Company under a supplemental $1,000,000 term life insurance policy owned by Mr. Chazen. Amounts accrued under the UDCA and the SERP are payable only after retirement; the UDCA accrual bears interest at a market rate, and the SERP "catch-up" accrual is deemed invested in "phantom" shares of Common Stock. The UDCA calls for up to three additional accruals of $375,000 per annum, based on continued service. See the Compensation Committee Report.

(5) Includes a one-time "catch-up" benefit accrued under the SERP, as follows:
    Mr. Falk $130,372; Mr. Listanowsky $39,193; Mr. Sinkel $41,867; and Mr. Miller $15,734. See the Compensation Committee Report. For Mr. Falk, includes $6,700 of premiums paid by the Company under a supplemental $1,000,000 term life insurance policy owned by Mr. Falk.

(6) Includes premium-priced options (issued at an exercise price of $58.50, which was equal to 150% of the market price on the date of grant) which become exercisable on October 21, 1998.

OPTION GRANTS TABLE FOR FISCAL 1993

     The following table sets forth additional information concerning stock option grants made during fiscal 1993 to the Five Named Officers. These grants are also reflected in the Summary Compensation Table. In addition, in accordance with the SEC disclosure rules, the hypothetical gains or "option spreads" for each option grant are shown based on compound annual rates of stock price appreciation of 5% and 10% from the grant date to the expiration date. The assumed rates of growth are prescribed by the SEC and are for illustration purposes only; they are not intended to predict future stock prices, which will depend upon market conditions and the Company's future performance and prospects. The Company has not granted any stock appreciation rights.

                                                                                         POTENTIAL REALIZABLE
                                                                                               VALUE AT
                                                                                         ASSUMED ANNUAL RATES
                                                                                            OF STOCK PRICE
                                                                                           APPRECIATION FOR
                                             INDIVIDUAL GRANTS                               OPTION TERM
                        -----------------------------------------------------------     ----------------------
                        NUMBER OF
                        SECURITIES
                        UNDERLYING  % OF TOTAL OPTIONS     EXERCISE
                         OPTIONS   GRANTED TO EMPLOYEES      PRICE       EXPIRATION
          NAME          GRANTED(#)  IN FISCAL 1993 (1)     ($/SHARE)        DATE         5%($)         10%($)
- ---------------------------------- --------------------- -------------   ----------     --------      --------
Jerome A. Chazen........       --             --                 --              --           --            --
- --------------------------------------------------------------------------------------------------------------
Harvey L. Falk..........   25,000(2)          2.22%         $ 21.25        12/13/00     $216,250(3)   $504,000(4)
- --------------------------------------------------------------------------------------------------------------
Jack Listanowsky........   25,000(2)          2.22%         $ 21.25        12/13/00     $216,250(3)   $504,000(4)
- --------------------------------------------------------------------------------------------------------------
Hank Sinkel.............   15,000(2)          1.33%         $ 21.25        12/13/00     $129,750(3)   $302,400(4)
- --------------------------------------------------------------------------------------------------------------
Samuel M. Miller........   10,000(2)          0.89%         $ 21.25        12/13/00     $ 86,500(3)   $201,600(4)

- ---------------
(1) During fiscal 1993, options to purchase an aggregate of 1,125,575 shares were granted to 751 employees at exercise prices equal to the market price on the respective grant dates.

(2) These options, issued pursuant to the stockholder-approved 1992 Stock Incentive Plan, become exercisable in six annual installments commencing on the first anniversary of the grant and expire on the seventh anniversary, subject to earlier vesting upon a "change of control". A change of control occurs if any person acquires 20% or more of the outstanding shares of Common Stock, the stockholders approve a merger, consolidation, liquidation or sale of all or substantially all of the assets of the Company, a cash offer for 50% or more of the outstanding shares of the Common Stock is commenced, or two or more directors are elected to the Board of Directors without approval of incumbent Board members.

(3) Assumes that the stock price on the grant date ($21.25) has grown at 5% per annum for seven years, to $29.90. Based on such stock price assumption, the aggregate gain to the holders of the options listed in the table above would approximate $648,000, while the aggregate gain in total stockholder value (assuming the number of shares outstanding on March 1, 1994 remains constant at 78,850,487) would exceed $682,000,000; in such case, the gain to the named optionees would represent less than 0.1% of the aggregate gain to all stockholders.

(4) Assumes that the stock price on the grant date ($21.25) has grown at 10% per annum for seven years, to $41.41. Based on such stock price assumption, the aggregate gain to the holders of the options listed in the table above would approximate $1,500,000, while the aggregate gain in total stockholder value (assuming the number of shares outstanding on March 1, 1994 remains constant at 78,850,487) would exceed $1,589,000,000; in such case, the gain to the named optionees would represent less than 0.1% of the aggregate gain to all stockholders.

AGGREGATED OPTION EXERCISES IN FISCAL 1993 AND FISCAL YEAR-END OPTION VALUE
TABLE

     The following table provides information concerning all exercises of stock options during fiscal 1993 by the Five Named Officers and the fiscal year-end value of unexercised options on an aggregated basis. The Company has not granted any stock appreciation rights.

                                                                NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                               UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS
                               SHARES                            OPTIONS AT 12/25/93             AT 12/25/93(2)
                            ACQUIRED ON           VALUE      ---------------------------   ---------------------------
         NAME               EXERCISE(#)        REALIZED(1)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
- ----------------------  --------------------   -----------   -----------   -------------   -----------   -------------
Jerome A. Chazen......             --                  --           --             --          --             --
- ------------------------------------------------------------------------------------------------------------------
Harvey L. Falk........             --                  --       21,452        551,574       $ -0-          $ -0-
- ------------------------------------------------------------------------------------------------------------------
Jack Listanowsky......             --                  --        8,158         82,387         -0-            -0-
- ------------------------------------------------------------------------------------------------------------------
Hank Sinkel...........             --                  --        9,141         76,034         -0-            -0-
- ------------------------------------------------------------------------------------------------------------------
Samuel M. Miller......          4,963           $ 108,522        4,745         66,255         -0-            -0-

- ---------------
(1) Calculated by determining the difference between the market value of the shares of Common Stock covered by the options on the date of exercise and the exercise price of such options.

(2) Options would be "in-the-money" if on December 23, 1993 the market price of the Common Stock ($21.00) exceeded the exercise price of such options.

CERTAIN EMPLOYMENT ARRANGEMENTS

     The Company does not have any employment contracts with any of its executive officers.

     The Company has undertaken to make a payment to each executive officer holding a premium-priced stock option in the event that such executive officer dies or becomes disabled prior to October 21, 1998, in an amount calculated to compensate the executive against the loss of potential opportunity for gain upon future exercise of such option; provided, that such payment shall be made only if the Company's stock price has increased at a compound rate of at least 7% per year (on a cumulative basis) from the grant date to the date of death or disability.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     For over 15 years, the Company and a number of its contractors have done business with AGH Trimsource ("AGH"), a supplier of trim and related products. Linda Larsen German, who became an executive officer of the Company in December 1993, married David German, an owner of AGH, in 1992. During fiscal 1993, the Company paid AGH a total of $1,682,015 for trim products. The Company believes that all its transactions with AGH have been consummated on as favorable a basis as those obtained in other arm's-length, competitive, at-market transactions. The Company is likely to continue to engage in similar transactions with AGH.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Company's Compensation Committee is composed of three independent, disinterested Directors. The Committee (i) determines the salaries and bonuses for the Chairman and Vice Chairman, (ii) approves the policies and parameters applicable to salaries and bonuses for the other executive officers and reviews and acts on salary increases and bonuses for those officers, and (iii) makes all award decisions regarding equity-based compensation to executive officers. In connection with its work in respect of fiscal 1993, the Committee again retained its own independent executive compensation consulting firm.

     Overall Objectives and Approach. In making its determinations, the Committee evaluates, on both an absolute and relative basis, the Company's financial results (based on sales, operating and net earnings, the quality of those earnings as measured by free cash flows, return on equity and on capital, and balance sheet strength), market share and competitive position, the potential for future growth, and the individual and group performance of executive officers. In addition, the Committee reviews compensation data for a group of publicly-traded companies within the apparel and retail industries believed by it and its compensation consultant to fairly represent the industry group within which the Company competes for experienced executive talent. In 1993, the Committee reviewed data on more than 25 such companies, including the other companies within the S&P Textiles Index (which is used in the performance graph following this report). In making its determinations, the Committee seeks to recognize and reward achievements on an annual basis while emphasizing the value and importance of sustained long-term performance.

     Cash Compensation. The Committee does not target aggregate cash compensation levels, or any component thereof, to any specific compensation range of any particular comparator group. In general, base salaries have historically been set conservatively, in light of the Company's sustained growth and profitability. Over the past few years, the Committee has not sought to adjust base salary levels on the basis of external comparisons, and has instead generally determined to grant annual salary increases to the executive officer group using the same increase guideline that has been applied to all salaried employees. For 1992 and 1993, the Company-wide guideline was 5%; effective 1994, the Company-wide guideline is 4%.

     Under the incentive bonus plan for 1993, most salaried employees, including all executive officers, were eligible to receive a bonus based upon base salary and (i) growth in corporate operating income over specified levels and the achievement of a targeted rate of return measured by the Company's operating profits as a percentage of stockholder equity; (ii) the achievement of targeted levels of divisional operating income (where applicable); and (iii) a combination of other corporate, divisional (where applicable) and individual performance considerations. The corporate performance goals set for 1993 were not met, and as a result, no bonus awards were earned under the corporate component of the bonus program. The divisional performance goals set for the three divisions in which executive officers had divisional responsibilities for 1993 likewise were not met, and as a result, no bonus awards were earned by them under the divisional component of the bonus program. Accordingly, the 1993 bonus awards were based upon the Committee's assessment of the level and quality of individual business initiatives and achievements (taking into account, with regard to the other executive officers, the evaluations of the Chairman and the Vice Chairman). In making its 1993 bonus determinations, the Committee was fully cognizant of the Company's performance in 1993 as compared with 1992 and 1991, and as against 1993 budgeted targets, as well as the impact such performance had on the Company's stock price. At the same time, the Committee took into account
(i) the continued profitability and financial strength of the Company in a very difficult competitive environment; (ii) the substantial efforts of the executive officer group to continue to pursue new opportunities as they arose and to continue to press forward with a variety of ongoing initiatives, especially in newer businesses; and (iii) the need to continue to pay competitive aggregate cash compensation in order to retain and fairly reward such executives, particularly within the context of the current highly competitive market for experienced senior executive talent in the apparel and retail industries. The weighting given to these factors in the 1993 review varied from executive to executive based, among other things, on the experience and caliber of the executive, and the nature of his or her actual contributions during the year. In determining the 1993 bonus for Mr. Falk, the Committee also considered the Company's performance over a span of years, taking into account cumulative long-term performance as well as progress with respect to certain longer-term strategic goals. Mr. Falk's bonus for 1993 was 50% less than his 1992 bonus, and nearly 60% lower than his 1991 bonus. With respect to the other three named officers other than the Chairman, total bonus payments declined by 25% from 1992, notwithstanding an increased bonus to one officer.

     Stock Options. The Company has a longstanding policy of granting stock options to a substantial number of employees as a way of establishing a longer-term pay component that emphasizes the importance of increasing shareholder value. In December 1993, concurrent with the annual grant to employees, the Committee granted options to all executive officers other than the Company's Chairman, at an exercise price equal to the market price on the grant date. See "Option Grants Table for Fiscal 1993." In light of the fact that most prior option grants still outstanding had become significantly "out of the money", and had little, if any, current retentive or incentive value as of late 1993, the 1993 grant levels of at-market options for executive officers were higher than in past years. As was the case with the 1992 at-market grants, all 1993 options become exercisable in six annual installments commencing on the first anniversary of the grant, and expire on the seventh anniversary. The Committee believes that this approach is conservative as compared with the general market practice of providing for a ten-year term with a faster vesting schedule, as well as when compared with the Company's pre-1992 practice of 25% annual vesting.

     Supplemental Executive Retirement Plan ("SERP"). Last year's Committee Report stated that the Committee was then considering the adoption of a program to supplement tax-qualified retirement plan benefits for key employees. In light of the need to continue to offer competitive benefits, the Committee recommended, and the Board adopted, the SERP in 1993. The SERP participants are key employees whose benefits under the Company's tax-qualified profit sharing and 401(k) plans are constrained by the operation of certain Internal Revenue Code limitations. The SERP provides a benefit based on the contribution that would have been credited to the participant's account under the two tax-qualified plans absent such limitations. The SERP is not funded and benefits are payable only after termination of employment. The "All Other Compensation" column of the Summary Compensation Table reflects both a 1993 cash benefit accrual as well as a one-time "catch-up" benefit credited under the SERP to provide participants with a retroactive benefit for the prior years in which the legal limitations had affected their tax-qualified plan allocations; this "catch-up" benefit was credited to each participant's SERP account in the form of hypothetical ("phantom") shares of the Company's Common Stock. In future years, the benefits credited to SERP participants will reflect only the current annual accrual.

     CEO Compensation. Mr. Chazen's salary was increased at the beginning of 1993 in accordance with the same 5% Company-wide guideline that applied to all other salaried employees. His salary level for 1994 has likewise been raised in accordance with the applicable 4% Company-wide guideline. With respect to the cash bonus program, Mr. Chazen requested, in light of the Company's performance during fiscal 1993, that the Committee not consider him for any bonus in respect of the 1993 year; the Committee respected his request. Mr. Chazen's "All Other Compensation" for 1993, which aggregates approximately $630,000, primarily reflects, in addition to benefits paid or accrued to all executive officers on an equivalent basis, (i) the one-time "catch-up" benefit under the SERP, of approximately $173,000 (all of which was credited to his SERP account in "phantom" shares of Company stock); and (ii) the accrual of $375,000 under his unfunded deferred compensation arrangement, which was adopted in October 1992 primarily to take into account the fact that, in view of his significant holding of Company stock, Mr. Chazen does not participate in the Company's option program.

     Compliance with New Limitations on the Deductibility of Executive Compensation. As set forth in more detail under the heading "Proposal
2 -- Approval of sec.162(m) Cash Bonus Plan", the Committee intends to structure the compensation arrangements for executive officers in a manner that will generally avoid the deduction limitations imposed by Section 162(m) of the Internal Revenue Code. At the same time, the Committee and the Board strongly believe that it is important and necessary that the Committee retain the right, in the exercise of its business judgment, to provide compensation arrangements from time to time that may not qualify under Section 162(m) if such arrangements are, in the Committee's view, in the best interests of the Company and its stockholders, and the Committee has expressly retained that right under the proposal. The Committee believes that, under the transition rule in the proposed
Section 162(m) regulations, the Company will continue to be entitled to a deduction (at least until 1996) upon the exercise of options outstanding under the Company's stock option plans, including any awards to be made under its 1992 Stock Incentive Plan.

                                               J. JAMES GORDON
                                               KAY KOPLOVITZ
                                               LOUIS LOWENSTEIN

PERFORMANCE GRAPH

     The line graph below compares the cumulative total shareholder return on the Company's Common Stock over a 5-year period with the return on the Standard & Poor's 500 Stock Index ("S & P 500") and the Standard & Poor's Textiles Index ("S & P Textiles"). In accordance with the SEC disclosure rules, the measurements are indexed to a value of $100 at December 30, 1988 (the last trading day before the beginning of the Company's 1989 fiscal year) and assume that all dividends were reinvested.

      Measurement Period           Liz Clai-      S&P 500 In-
    (Fiscal Year Covered)         borne, Inc.         dex         S&P Textiles
1988                                    100             100             100
1989                                    140.33          131.59          130.44
1990                                    174.04          126.91          116.54
1991                                    248.86          161.93          174.23
1992                                    252.13          180.47          196.30
1993                                    128.06          197.14          142.28

     The line graph below compares the cumulative total shareholder return on the Company's Common Stock over a 10-year period with the return on the S & P 500 and the S & P Textiles. In this graph, the measurements are indexed to a value of $100 at December 30, 1983 and assume that all dividends were reinvested.

      Measurement Period           Liz Clai-      S&P 500 In-
    (Fiscal Year Covered)         borne, Inc.         dex         S&P Textiles
1983                                    100             100             100
1984                                    151.34          106.22           88.28
1985                                    290.09          139.83          172.13
1986                                    514.24          165.86          246.80
1987                                    405.63          177.94          197.69
1988                                    422.55          203.24          224.39
1989                                    592.92          267.45          292.72
1990                                    735.40          257.93          261.52
1991                                   1051.55          329.12          390.97
1992                                   1065.32          366.80          440.50
1993                                    541.08          400.68          319.28

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table sets forth certain information concerning any person who, to the knowledge of the Company, beneficially owns more than 5% of the outstanding shares of the Company's Common Stock.

                                                                                       PERCENTAGE
                                                                                           OF
                                                             AMOUNT AND NATURE OF     OUTSTANDING
           NAME AND ADDRESS OF BENEFICIAL OWNER              BENEFICIAL OWNERSHIP     COMMON STOCK
- -----------------------------------------------------------  --------------------     ------------
Invesco PLC................................................        5,215,000(1)            6.6%
  11 Devonshire Square
  London EC2M 4YR
  England

Sanford C. Bernstein & Co., Inc. ..........................        5,215,805(2)            6.6%
  767 Fifth Avenue
  New York, NY 10153

- ---------------

(1) The number of shares reported is based upon information contained in a
    Schedule 13G report dated February 10, 1994 filed with the Securities and Exchange Commission by Invesco PLC, a parent holding company under Rule 13d-1(b)(ii)(G) ("Invesco"). Pursuant to such Schedule 13G, Invesco, a company organized under the laws of England, has shared voting and dispositive power with respect to the shares which are held on behalf of persons (none of whom holds in excess of 5% of the Company's Common Stock) who have the right to receive dividends from, or the proceeds from the sale of, such securities.

(2) The number of shares reported is as of February 28, 1994 based upon information furnished to the Company by Sanford C. Bernstein & Co., Inc. ("Bernstein"). Bernstein, a New York corporation, is a registered investment adviser that holds the shares in managed accounts for its clients. According to Bernstein, no one account holds in excess of 5% of the Company's Common Stock, and Bernstein has shared dispositive power with respect to all of the shares and shared voting power with respect to some of the shares.

                        SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth, as of March 1, 1994, the number of shares of Common Stock (the Company's only voting security) beneficially owned by each Director, each of the Five Named Officers listed on the Summary Compensation Table, and by all executive officers and Directors of the Company as a group.

                                                                  AMOUNT AND NATURE OF       PERCENT OF
                  NAME OF BENEFICIAL OWNER                      BENEFICIAL OWNERSHIP(1)       CLASS(2)
- -------------------------------------------------------------   ------------------------     ----------
Jerome A. Chazen(3)..........................................           2,347,556               2.98%
Harvey L. Falk(4)............................................              61,452                  *
Lee Abraham..................................................               1,441                  *
Leonard Boxer(5).............................................             530,863                  *
Ann M. Fudge.................................................                 642                  *
J. James Gordon..............................................               1,951                  *
Sherwin Kamin................................................               3,351                  *
Kay Koplovitz................................................                 681                  *
Louis Lowenstein.............................................               3,451                  *
Jack Listanowsky(6)..........................................               8,558                  *
Samuel M. Miller(7)..........................................               6,245                  *
Hank Sinkel(8)...............................................              11,113                  *
All executive officers and Directors as a group, including
  those named above (14 persons)(9)..........................           2,986,821               3.79%

- ---------------

* Less than 1%

(1) Except as otherwise indicated below, the persons listed have advised the Company that they have sole voting power and sole investment power with respect to the securities indicated as owned by them.

(2) Based on 78,850,487 shares outstanding, except as otherwise indicated.

(3) Includes 185,968 shares as to which Mr. Chazen, as trustee, has shared voting and investment power, and includes 40,000 shares owned by Mr. Chazen's wife, as to which shares he disclaims beneficial ownership and as to which he does not have voting or investment power.

(4) Includes 21,452 shares issuable upon the exercise of stock options under the Company's stock option plans which are currently exercisable.

(5) Includes 1,852 shares as to which Mr. Boxer, as trustee, has shared voting and investment power.

(6) Includes 400 shares owned by Mr. Listanowsky's son, as to which shares he disclaims beneficial ownership and as to which he does not have voting or investment power, and 8,158 shares issuable upon the exercise of stock options under the Company's stock option plans which are currently exercisable. Does not include 2,635 shares of Common Stock held under the Company's Savings Plan as of December 31, 1993.

(7) Includes 4,745 shares issuable upon the exercise of stock options under the Company's stock option plans which are currently exercisable.

(8) Includes 9,141 shares issuable upon the exercise of stock options held by Mr. Sinkel under the Company's stock option plans which are currently exercisable, and 1,972 shares issuable upon the exercise of stock options held by Mr. Sinkel's wife under the Company's stock option plans which are currently exercisable. Mr. Sinkel's wife is a Director of Merchandising at the Company's Liz & Co. division. Does not include 183 shares of Common Stock held by Mr. Sinkel's wife under the Company's Savings Plan as of December 31, 1993. Mr. Sinkel disclaims beneficial ownership of his wife's options and shares.

(9) Includes (i) 54,010 shares issuable upon the exercise of stock options under the Company's stock option plans which are currently exercisable (the percentage is calculated based on the number of shares which would be outstanding following the exercise of such options), and (ii) an aggregate of 40,400 shares held directly by members of the immediate families of two executive officers, as to which shares each executive officer disclaims beneficial ownership. Does not include 4,862 shares of Common Stock held under the Company's Savings Plan as of December 31, 1993 by Mr. Sinkel's wife and by three executive officers.

               PROPOSAL 2--APPROVAL OF SEC.162(M) CASH BONUS PLAN

BACKGROUND

     As a result of the enactment in 1993 of sec.162(m) of the Internal Revenue Code, compensation paid to a publicly-traded company's chief executive officer and any of the next four highest paid executive officers in excess of $1 million (per executive) will generally be non-deductible, subject to certain exceptions, including an exception for stockholder-approved "performance-based" compensation programs.

     The legislation will first affect the Company with respect to compensation payable to these five executives for the fiscal year beginning January 1, 1995, and thus will cover any bonuses that may be paid early in 1996 relating to the 1995 fiscal year. Stockholder approval is not required and not being sought for the Board-approved bonus plan already in place (the "Annual Bonus Plan"), under which bonuses may be paid for the current fiscal year (which began on December 26, 1993 and will end on December 31, 1994).

     Consistent with competitive pay practices in the apparel and retail sectors, the Company has in recent years (excluding 1993) paid aggregate cash compensation in excess of $1 million to a limited number of its senior executives when deemed warranted by the Board or its designated committee after an evaluation of annual and longer-term financial and other performance goals. The Board adopted, on March 9, 1994, subject to stockholder approval, the sec.162(m) Cash Bonus Plan as described herein, which is a separate annual bonus plan for certain senior executive officers (the "sec.162(m) Plan"), so as to qualify bonuses paid under that Plan for the 1995 fiscal year and later years as "performance-based".

     In order for bonuses to be so qualified, the proposed tax regulations issued in December 1993 (which have not yet been finalized and are subject to change) require that the material terms of the sec.162(m) Plan be approved by stockholders, and that the Compensation Committee of the Board (the "Committee") establish the actual performance-based goals to be applied under the sec.162(m) Plan for the 1995 and later fiscal years prior to the start of each such year. As a result, the Board and the Committee believe it appropriate to seek stockholder approval of the material sec.162(m) Plan terms at this time.

     Accordingly, there will be presented at the annual meeting a proposal to approve the Company's sec.162(m) Plan, under which the Committee will annually set the performance goals applicable to sec.162(m) Plan participants.

MATERIAL PLAN TERMS

     Eligible Executives. For each fiscal year commencing on or after January 1, 1995, the sec.162(m) Plan will cover all employees (i) having a base salary in excess of $500,000, or whose compensation may reasonably be expected to exceed the $1 million threshold as determined by the Committee prior to the start of such year, and (ii) who are executive officers at the start of such year or are hired or promoted into that status during such year. Participants in the sec.162(m) Plan will not participate in the Annual Bonus Plan. The Committee reserves the right to establish alternative incentive compensation arrangements for otherwise eligible executives if it determines, in its discretion, that it would be in the best interests of the Company and its stockholders to do so, even if the result is a loss of deductibility for certain compensation payments. Currently only two of the Company's executive officers would be eligible to participate in the sec.162(m) Plan.

     Business Criteria Upon Which Performance Goals will be Based. Specific performance goals for participating executives will be selected from among the business criteria described below. These goals will be established for each participant by the Committee prior to the start of each fiscal year unless applicable regulations permit a later date.

     The Compensation Committee believes that it has been and continues to be in the best interests of the Company and its stockholders to have a bonus program that focuses both on (i) corporate and divisional performance compared with stated objective financial goals, and (ii) an assessment of each participant's individual leadership and achievements relative to short-term and longer-term strategic goals and initiatives as well as business opportunities and challenges that arise during the year.

     Background: Performance Criteria Under the Annual Bonus Plan for 1994. The 1994 performance goals for executive officers under the Annual Bonus Plan continue to reflect the dual focus on objective financial goals and on each executive's individual performance and achievements. Corporate performance will be measured by growth in the Company's operating income above a specified threshold level, and improvements in the Company's return on capital above a specified threshold. Executives who are primarily responsible for a given division will have a designated portion of their bonus opportunity tied to the operating earnings of such division as against specified targets.

     Business Criteria Under the sec.162(m) Plan for 1995 and Later Fiscal Years. Under the sec.162(m) Plan, for which stockholder approval is being sought, the Compensation Committee will set one or more objective performance goals for each participant each year using one or more earnings-based measures (which may be based on net income, operating income, cash flows, or any combination thereof), and, if the Committee so determines, one or more sales-based measures. The goals set by the Committee may be expressed on an absolute and/or relative basis, and may include comparisons with the current or past performance of the Company (including one or more of its divisions), and/or other companies. In addition, earnings-based goals may also be expressed as comparisons to capital, stockholders' equity and/or shares outstanding (e.g., return on capital, return on equity or earnings per share). While the degree of achievement of the objective goals will determine the maximum bonus potentially payable to each participant pursuant to the goal formula(s) (subject to the maximum level per participant described below), the Committee will have absolute discretion to reduce the actual payment below that level to the extent that it considers appropriate. The Committee will not have discretion to increase bonus amounts over the level determined by application of the performance goal formula(s) and will be required to certify that the performance goals underlying the bonus payments have been satisfied.

     For these purposes, operating income, net income, cash flows, net sales, capital, stockholders' equity, and shares outstanding shall be determined in a manner consistent with generally accepted accounting principles ("GAAP") and in a manner consistent with the methods of reporting used in the Company's Form 10-K and 10-Q reports, without regard to changes in accounting methods or extraordinary items as determined by the Company's independent public accountants in accordance with GAAP.

     Maximum Bonus Opportunity. The bonus opportunity for each participant under the sec.162(m) Plan each year will be related by a specific formula to his or her base salary at the start of such year, provided, that the maximum bonus paid under the Plan to any individual in respect of any fiscal year shall not exceed $1.5 million. As a point of reference, the highest bonus that the Company has ever paid to an individual executive in any year was $776,000, in 1990. The amounts that would have been received by sec.162(m) Plan participants for the 1993 fiscal year had such Plan then been in effect are not determinable.

RECOMMENDED VOTE

     The Board of Directors recommends a vote FOR the sec.162(m) Plan. The affirmative vote of the holders of a majority of the issued and outstanding shares of Common Stock present in person or by proxy and voting thereon is necessary to approve the Plan. Under the proposed regulations, if the Plan is approved, it may remain in effect without further stockholder approval until the annual meeting of stockholders in 1999, unless materially amended prior to such meeting.

               PROPOSAL 3--APPOINTMENT OF INDEPENDENT ACCOUNTANTS

     The Board of Directors has retained Arthur Andersen & Co., the Company's independent public accountants for the fiscal year ended December 25, 1993, as the Company's independent public accountants for the fiscal year ending December 31, 1994.

     The stockholders will be asked to ratify the appointment of Arthur Andersen & Co. as independent public accountants of the Company for the fiscal year ending December 31, 1994. The Board of Directors recommends that the stockholders vote FOR the ratification of such appointment.

     It is expected that representatives of Arthur Andersen & Co. will be present at the annual meeting, with the opportunity to make a statement if they desire to do so, and they will be available to respond to appropriate questions.

                             STOCKHOLDER PROPOSALS

     Stockholder proposals intended to be presented at the next annual meeting of stockholders must be received by the Company, addressed to the attention of the Company's Secretary at its offices at 1441 Broadway, New York, New York 10018, no later than November 25, 1994 in order to be included in the Company's proxy statement relating to that meeting.

                               OTHER INFORMATION

     The Board of Directors is aware of no other matters that are to be presented to stockholders for formal action at the meeting. If, however, any other matters properly come before the meeting and any adjournments thereof, it is the intention of the persons named in the enclosed form of proxy to vote such proxies in accordance with their judgment on such matters.

                      MANNER AND EXPENSES OF SOLICITATION

     The cost of this solicitation will be borne by the Company. In addition to solicitations by mail, Company officers, directors and other employees may, without additional compensation, personally solicit proxies by telephone, telegraph or similar means. The Company has engaged MacKenzie Partners, Inc., a proxy solicitation firm, to assist in soliciting proxies for a fee not to exceed $7,500 plus reimbursement of reasonable out-of-pocket expenses. The Company will, if requested, reimburse banks, brokers and other custodians, nominees and certain fiduciaries for their reasonable expenses incurred in forwarding proxy material to their principals. Inspectors of election will be appointed to tabulate the number of shares of Common Stock represented at the meeting in person or by proxy, to determine whether or not a quorum is present and to count all votes cast at the meeting. Brokers holding shares for beneficial owners must vote those shares according to the specific instructions they receive from the owners. If instructions are not received, brokers may vote the shares in their discretion, depending upon the type of proposals involved. "Broker non-votes" result when brokers are precluded by the New York Stock Exchange from exercising their discretion on certain types of proposals. Brokers have discretionary authority to vote on the three proposals being submitted to the stockholders: the election of directors, the approval of the Company's sec.162(m) Cash Bonus Plan and the ratification of the independent accountants. The inspectors of election will treat abstentions and broker non-votes as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but not as shares present and entitled to vote with respect to a specific proposal.

                                          By Order of the Board of Directors,

                                            Kenneth P. Kopelman,
                                                 Secretary

New York, New York
March 25, 1994

                                    (LOGO)

                                    PROXY


                              LIZ CLAIBORNE INC.


      PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 12, 1994


        The undersigned hereby appoints JEROME A. CHAZEN and HARVEY L. FALK, and each of them, as proxies, with full power of substitution, to vote all shares of Common Stock the undersigned is entitled to vote at the Annual Meeting of Stockholders of LIZ CLAIBORNE, INC., to be held at the offices of The Chase Manhattan Bank, N.A. at 1211 Avenue of the Americas, 36th Floor, New York, New York on Thursday, May 12, 1994 at 3:30 p.m., prevailing local time, and at any adjournments thereof, as set forth on the reverse side hereof.

        THIS PROXY IS BEING SOLICITED BY THE BOARD OF DIRECTORS OF LIZ CLAIBORNE, INC. AND WHEN PROPERLY EXECUTED AND RETURNED WILL BE VOTED WITH RESPECT TO THE ELECTION OF DIRECTORS, THE APPROVAL OF THE SECTION 162(m) CASH BONUS PLAN AS DESCRIBED IN THE PROXY STATEMENT, THE RATIFICATION OF THE APPOINTMENT OF THE COMPANY'S ACCOUNTANTS, AND IN ACCORDANCE WITH THE DISCRETION OF THE PROXIES, UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENTS THEREOF. TO FOLLOW THE BOARD OF DIRECTORS' RECOMMENDATIONS, SIMPLY SIGN ON THE REVERSE SIDE; NO BOX NEED BE CHECKED.

                           YOUR VOTE IS IMPORTANT.

         PLEASE SIGN, DATE AND RETURN THIS PROXY CARD WHETHER OR NOT
                       YOU PLAN TO ATTEND THE MEETING.

                  (Please date and sign on the reverse side)

/X/  Please mark your                                                 3693
     votes as in this
     example.

     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES AND FOR PROPOSALS 2 AND 3.

1. Election of Directors.

         FOR          WITHHELD
         / /            / /

FOR, except vote withheld from the following nominee(s):

________________________________________________________

NOMINEES              TERM EXPIRING
Harvey L. Falk            1997
Ann M. Fudge              1997
J. James Gordon           1997
Louis Lowenstein          1996



2. Approval of section 162(m) Cash Bonus Plan.

        FOR           AGAINST       ABSTAIN

        / /             / /           / /

3. Ratification of Arthur Andersen & Co. as independent public accountants.

        FOR           AGAINST       ABSTAIN

        / /             / /           / /

4. In accordance with their discretion, upon such other matters as may properly come before the meeting and any adjournments thereof.



Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. The undersigned acknowledges receipt of the accompanying Notice of Meeting and Proxy Statement for the 1994 Annual Meeting.



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SIGNATURE(S)          DATE